Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

DC BRANDS INTERNATIONAL, INC.

Pursuant to CRS 7-90-301 and 7-110-106 of the Colorado Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of DC BRANDS INTERNATIONAL, INC., under the laws of the State of Colorado, does hereby sign, verify, and deliver to the Office of the Secretary of State of Colorado, this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Company"):

The amendment contained herein was approved by a majority vote of shareholders of the Company on July 31, 2014.

FIRST: The Articles of Incorporation of the Company were first filed and approved by the Office of the Secretary of State of Colorado on April 29, 1998. This Amendment to the Articles will become effective upon the filing of the Articles of Amendment with the Colorado Secretary of State.

SECOND: That ARTICLE III shall be amended by adding at the end thereof the following: “Effective as of September 5, 2014 each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 1 for 100 reverse stock split, with all fractional shares being rounded up to the nearest whole share.”

All other aspects of Article III shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be signed by Robert H. Armstrong, its Chief Financial Officer, this 3rd day of September, 2014.

/s/ Robert H. Armstrong
Robert H. Armstrong
Chief Financial Officer